    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON          , 1999.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       TRANSACTION NETWORK SERVICES, INC.
             (Exact name of Registrant as Specified in its Charter)

                         DELAWARE                                                    54-1555332
               (State or other jurisdiction                             (I.R.S. Employer Identification No.)
             of incorporation or organization)

                           --------------------------

                            1939 ROLAND CLARKE PLACE
                             RESTON, VIRGINIA 20191
                                 (703) 453-8300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                          JOHN J. MCDONNELL III, ESQ.
                       TRANSACTION NETWORK SERVICES, INC.
                            1939 ROLAND CLARKE PLACE
                             RESTON, VIRGINIA 20191
                                 (703) 453-8300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                            JEFFREY E. JORDAN, ESQ.
                     ARENT FOX KINTNER PLOTKIN & KAHN, PLLC
                         1050 CONNECTICUT AVENUE, N.W.
                           WASHINGTON, DC 20036-5339
                                 (202) 857-6473

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED            PROPOSED
                                                    AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
           TITLE OF EACH CLASS OF                   TO BE          AGGREGATE PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED               REGISTERED         PER UNIT (1)     OFFERING PRICE (1)         FEE
Common Stock, $.01 par value................    212,650 shares          $27.91            $5,935,062            $1,650

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c). Based on the average of the high and low prices on July 7, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 13, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                       TRANSACTION NETWORK SERVICES, INC.
                            1939 ROLAND CLARKE PLACE
                             RESTON, VIRGINIA 20191
                                 (703) 453-8300
                         212,650 SHARES OF COMMON STOCK

    The selling stockholders named in this prospectus may offer for sale up to 212,650 shares of common stock of Transaction Network Services, Inc. The selling stockholders may sell the common stock from time to time in one or more transactions at market prices prevailing at the time of sale or at negotiated prices. The prices will be determined by the selling stockholders or by agreement between the selling stockholders and any underwriters, dealers, brokers or other agents they may use. TNS will not receive any proceeds from the sale of the common stock by the selling stockholders.

    TNS common stock is listed on the New York Stock Exchange under the symbol TNI. On July 9, 1999, the last reported sale price of the common stock on the New York Stock Exchange was $28.88 per share.

    Any underwriter, dealer, broker or other agent used in selling the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder or a purchaser of the common stock. TNS cannot estimate the amount of any discounts, concessions, commissions or fees. TNS does not know of any existing arrangements between the selling stockholders and any underwriter, dealer, broker or other agent.

                            ------------------------

    INVESTING IN TNS COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 THAT YOU SHOULD CONSIDER BEFORE INVESTING.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is July   , 1999.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE REGISTERED SECURITIES COVERED BY THIS PROSPECTUS. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE DELIVERY OF THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

    In this prospectus, "TNS," "we," "our" and "us" refer to Transaction Network Services, Inc.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Risk Factors...............................................................................................           3
Market for Common Stock and Related Stockholder Matters....................................................           9
Use of Proceeds............................................................................................           9
Selling Stockholders.......................................................................................           9
Plan of Distribution.......................................................................................          10
Legal Matters..............................................................................................          11
Experts....................................................................................................          11
Where You Can Find More Information........................................................................          11

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE INVESTING IN THE COMMON STOCK.

    OUR ACQUISITION OF AT&T'S TRANSACTION ACCESS SERVICE BUSINESS INVOLVES HIGHER NETWORK SERVICES COSTS FOR A TRANSITIONAL PERIOD AND SIGNIFICANT UNCERTAINTIES THAT COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

    In September 1998, we acquired from AT&T Corp. the right to provide services under customer service contracts relating to AT&T's Transaction Access Service business, which we refer to as "TAS." We have incurred and expect to continue to incur higher costs of network services relating to the TAS business for an unknown period of time. Other uncertainties regarding this transaction could have a material adverse effect on our business, operating results and financial condition.

    Under a transition services agreement with AT&T, we purchased from AT&T transitional communication services and other fixed transitional services--including network operation and engineering support. The cost of network services associated with each TAS transaction is determined by the transition services agreement until the transaction is migrated from the TAS network to our network. We also entered into a communication services agreement with AT&T to provide "800" services and other communication services. The rates provided for in the transition services agreement are significantly greater than the rates under the communication services agreement with AT&T, the rates we pay under contracts for similar services with other vendors, and the rates we incur when utilizing our own "800" network. We have incurred and expect to continue to incur network services costs above historical and budgeted levels while these transactions remain on the TAS network. As of June 30, 1999, approximately 94% of the TAS customer transactions have been migrated to our network. We now expect that the migration of the remaining TAS transactions to our network will be completed in the third quarter of 1999; however, the transition of some transactions may take longer because many variables are involved in the transition process, some of which are beyond our control. We cannot assure you that the remaining customers will agree to the migration, at all or on terms that will be acceptable to us. While any TAS customers remain on the TAS network, we also expect to incur the costs of the fixed transitional services. After a TAS customer has transitioned from the TAS network to our network, the cost per transaction is determined by the communication rates included in the communication services agreement with AT&T, our service agreements with other vendors, and the costs associated with our own "800" network depending upon which network is used to carry the transaction.

    We have expanded our "800" backbone and access network capacity to ensure adequate capacity and appropriate network architecture for the significant increases in network traffic primarily related to the TAS acquisition, but also to accommodate increasing volumes from our base business. The costs of establishing an "800" access service are expected to negatively impact gross margins until the installation costs are offset by an increase in transaction volumes. After a particular transaction volume level, we believe, but cannot assure you, that gross margins will increase due to a significantly lower variable cost per transaction from our own "800" access service versus the variable cost charged by third party service providers including AT&T. Our own "800" access service also reduces our reliance upon these third party service providers. The ultimate impact on our gross margin percentage will primarily depend upon the timing and success of the roll-out of our own "800" access service, and the transition of the TAS customers from the TAS network to our network.

    Our acquisition of AT&T's TAS business involves other significant uncertainties. The ultimate impact of the transitional rates for communications and other services and our ability to transition successfully the TAS customers from the TAS network to our network facilities depends on many factors including:

    (1) our ability to increase the capacity of our network including our own "800" network;

    (2) customer cooperation including their providing the necessary resources to assist in the transition effort and agreement to transition to our own "800" network;

    (3) successful coordination with the vendors required to provide necessary network equipment and capacity;

    (4) the cooperation of AT&T; and

    (5) our ability to develop and test the software and equipment necessary to accommodate transaction protocols not previously carried by our network.

We cannot assure you that one or more of these uncertainties will not have a material adverse effect on our business, operating results and financial condition.

WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS.

    For the year ended December 31, 1998, approximately 44% of our total revenues were derived from our five largest customers, and for the six months ended June 30, 1999, approximately 47% of our total revenues were derived from these customers. The loss of any one or more of these customers would have a material adverse effect on our business, operating results and financial condition. We have multi-year contracts with these customers. These contracts expire between August 1999 and May 2002. We cannot assure you that these contracts will be renewed.

WE DEPEND ON MARKET EXPANSION AND ON OUR EXPANSION INTO NEW MARKETS.

    Although we have grown rapidly since we became operational in June 1991, our future growth and profitability will depend in part on:

    (1) the further expansion of:

        - the point of sale/point of service transaction network services market;

        - the telecommunications services market;

        - the financial services market;

    (2) the emergence of other markets for:

        - electronic transaction network services;

        - services for automated teller machine processing;

        - services for healthcare claims processing;

        - services for electronic benefits transfer; and

    (3) our ability to penetrate these markets both domestically and internationally.

Further market expansion depends on the continued growth in the number of transactions and the continued automation of traditional paper-based processing systems. We cannot assure you that markets for our network and telecommunications services will continue to expand and develop or that we will succeed in penetrating new markets.

WE FACE SIGNIFICANT COMPETITION.

    The point of sale/point of service transaction network services market and the telecommunications services market are highly competitive, and we expect competition in each of these businesses to increase. We may be unable to compete successfully for the following reasons.

    Our competitors include public data networks, major interexchange carriers such as MCI/ WorldCom, Sprint and AT&T, and customers who may decide to perform network services in-house. Several of our competitors have recently introduced new products that compete with ours. Increased competition has resulted in price reductions and reduced margins. Increased competition could result in additional price reductions, reduced margins and loss of market share, all of which could materially and adversely affect our business, operating results and financial condition. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we have. As the point of sale/point of service transaction network services market and the telecommunications services market continue to grow, our competitors may devote greater resources to the development and marketing of new competitive services and the marketing of existing competitive services. Recent federal legislation relaxes current regulations that restrict the regional Bell operating companies from competing in this industry. We cannot assure you that we will be able to compete successfully with existing or new competitors or that competitive pressure that we face will not materially and adversely affect our business, operating results and financial condition.

IF WE DO NOT SUCCESSFULLY RESPOND TO TECHNOLOGICAL CHANGE, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

    The markets for our services are characterized by rapidly changing technology and frequent new service offerings that can render existing services obsolete or unmarketable. Our future success will depend on our ability to enhance existing services and to develop and introduce, on a timely and cost effective basis, new services that keep pace with technological developments and that address increasingly sophisticated customer requirements. We cannot assure you that we will successfully identify, develop and market service enhancements or new services that respond to technological change or that our service enhancements and new services will adequately meet marketplace requirements and achieve market acceptance. Also, we may experience difficulties that could delay or prevent our successful development, introduction and marketing of service enhancements or new services. Our business, operating results and financial condition could be materially and adversely affected if we were to fail to develop and market in a timely and cost effective manner service enhancements or new services.

WE DEPEND ON KEY PERSONNEL; WE MAY NOT BE ABLE TO ATTRACT AND RETAIN HIGHLY-SKILLED PERSONNEL.

    Our success depends largely on a number of key employees including John J. McDonnell, Jr., our president and chief executive officer. Several of our senior management employees have recently joined us. If we lose the services of any of our key employees, our business may be adversely affected.

    Our success also depends largely on our ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel. We believe that we need to hire additional technical personnel to enhance our existing services and to develop new services. Competition for highly skilled personnel is intense in our industry. This competition means that there are fewer qualified people available to hire and the costs of hiring and retaining them are high. While our employees enter into confidentiality agreements, they generally do not enter into non-competition agreements. If we are unable to hire and retain the necessary personnel, our development of service enhancements and new services likely would be adversely affected. We cannot assure you that we will succeed in retaining our key personnel and in attracting and retaining the personnel we require to continue our growth strategy.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY AND OTHERS COULD INDEPENDENTLY DEVELOP EQUAL OR SUPERIOR TECHNOLOGIES.

    We may not be able to protect sufficiently our proprietary technology on which our success heavily depends. We rely principally on copyright and trade secret laws and contractual provisions to protect our proprietary technology. We enter into confidentiality or license agreements with our employees, distributors, customers and potential customers, and we limit access to and distribution of our software, documentation and other proprietary information. These measures may not be adequate to prevent misappropriation of our technology. In addition, the laws of some foreign countries provide less protection of intellectual property rights than the laws of the United States. Further, we cannot assure you that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

WE MAY FACE CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS.

    There is a risk that third parties may assert claims that we are infringing their proprietary rights. If infringement claims are asserted against us, we could incur significant costs in defending those claims. We may be required to discontinue using and selling any infringing technology and services. We may also be required to expend resources to develop non-infringing technology or to purchase licenses or pay royalties for other technology. We may not be able to acquire licenses for the other technology on reasonable commercial terms or at all.

WE MAY NOT BE ABLE TO ACQUIRE LICENSES THAT WE MAY NEED.

    We believe that we have all licenses that we need to conduct our business. But we may need to acquire additional licenses in the future. If additional licenses are required, we may not be able to acquire them on reasonable commercial terms or at all.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS AND WE DO NOT HAVE SUPPLY CONTRACTS.

    Some key components used in our network are currently available only from a limited number of suppliers. We do not have long-term supply contracts with these or any other limited source vendors, and we purchase our network equipment on a purchase order basis. If we are unable to obtain sufficient quantities of limited source equipment that we may require or to develop alternate sources as required in the future, our development and deployment of network equipment could be delayed or reduced. If we experience those delays or reductions, our business could be adversely affected.

TELECOMMUNICATIONS LEGISLATION AND FCC RULES MAY RESULT IN INCREASED NETWORK COSTS AND ADDITIONAL COMPETITION, AND WE MAY FACE BURDENSOME GOVERNMENT REGULATION.

    Federal and state regulations can affect the costs of business for us and our competitors by changing the rate structure for access services purchased from local exchange carriers to originate and terminate calls. Under the Telecommunications Act of 1996, the Federal Communications Commission implemented rules and regulations known as Access Charge Reform to reform the system of interstate access charges. While the first, second and third phases of Access Charge Reform resulted in decreases in some components of our variable cost per transaction, the second and third phases, which were implemented in January and July 1998, increased our fixed charges that more than offset the reduction in variable costs per transaction. Future phases of Access Charge Reform, scheduled to be implemented in 1999 and 2000, may result in our incurring increased network costs.

    The 1996 Telecommunications Act also removed some restrictions on the ability of the regional Bell operating companies to provide enhanced services, specifically including credit card verification services, between local access transport areas. Under the legislation, the regional Bell operating companies ultimately will be permitted to provide long distance telecommunications between local access transport areas, out-of-region immediately and in-region after satisfaction of network unbundling and related requirements. As a result, we and our telecommunications services customers likely will face additional competition.

    In addition, we are considering expanding our services into markets that may involve providing voice-grade or data common carrier telecommunications services. If we provide those services, we will be required to comply with applicable FCC and state authorization and tariffing regulations, which could be burdensome.

OUR BUSINESS IS SEASONAL AND WE EXPERIENCE FLUCTUATIONS IN QUARTERLY RESULTS.

    Merchant credit card transactions account for a major percentage of the transaction volume processed by our customers. We expect the volume of those transactions on our network to be greater in the fourth quarter holiday season than during the rest of the year. Consequently, revenues and earnings from merchant credit card transactions in the first quarter generally are expected to be lower than revenues and earnings from merchant credit card transactions in the fourth quarter of the immediately preceding year. Although the financial services, healthcare claims processing and electronic benefits transfer markets, as well as other potential markets that we have targeted for future expansion, are anticipated to be less seasonal, we expect that our operating results in the foreseeable future will be significantly affected by seasonal trends in the merchant credit card transaction market. Quarterly results also can be affected by a number of other factors, including costs incurred for network expansion, the impact of Access Change Reform on network costs, general economic conditions, acquisitions, weather and changes in pricing policy by us and our competitors.

WE MAY NOT SUCCEED IN EFFECTIVELY MANAGING OUR GROWTH.

    We have been experiencing a period of rapid growth and expansion. In 1996 through 1998, we formed or acquired interests of 50% or more in businesses in Ireland, Sweden, the United Kingdom and France. In 1998 we acquired AT&T's Transaction Access Service business and selected assets and selected technology of SunTech Processing Systems, LLC and OmniLink Communications Corporation. In January 1999 we acquired TransLine Communications, Inc. Our growth and profitability depend on our ability to successfully integrate acquired businesses and assets into our existing operations and to successfully expand internationally, which we may not accomplish. Some of our key employees have not had experience in managing companies of our size or larger. In addition, some of our senior management personnel have recently joined us. Our ability to manage growth successfully will require us to continue to improve our operational, management and financial systems and controls. If our management is unable to manage growth effectively, our business, results of operations and financial condition could be materially and adversely affected.

PROBLEMS RELATING TO THE YEAR 2000 ISSUE COULD MATERIALLY AFFECT OUR BUSINESS.

    We believe that our networks and computer systems that execute our primary business processes are year 2000 compatible, which means that the product or services will accurately receive, process and provide date data between the years 1999 and 2000 and make leap year calculations if all other products used in or in combination with the product or service properly exchange data with it. But we may not have identified every factor or component that may render our products or services not year 2000 compatible. The technology we use in our information technology systems and in our non-information technology systems may contain undetected errors or defects associated with year 2000 date functions. Errors or defects in our products or service offerings could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could impair our business, operating results and financial condition.

    Disruptions involving the computer systems of vendors or customers, which are outside our control, could impair our ability to obtain services or conduct business. Our revenues and financial condition could be materially adversely affected if any of our significant vendors or customers are not year 2000 compatible or we fail to identify or replace non-compatible equipment or software and the non-compatibility causes a material disruption to our business.

    We cannot assure you that the actions we take with respect to our network, computer systems, products, services or embedded systems will eliminate the numerous and varied risks associated with the year 2000 date change. Further, we cannot assure you that we will not be adversely affected by any year 2000-related difficulties encountered by vendors or customers or any downturn or disruption in the economy in general resulting from year 2000-related problems. The extent of the potential impact of the year 2000 issue generally is not known and we cannot assure you that the year 2000 issue will not have a material adverse effect on our business, operating results and financial condition.

OUR STOCK PRICE MAY BE VOLATILE.

    The market price of our common stock may fluctuate substantially as a result of a number of factors including:

    - future announcements about us or our competitors;

    - quarterly variations in operating results;

    - technological innovations by us or our competitors;

    - introduction of new services by us or our competitors;

    - changes in pricing policies by us or our competitors;

    - changes in our proprietary rights or those of our competitors; and

    - changes in earnings estimates or recommendations by analysts.

In addition, stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, such as recessions or military conflicts, may materially and adversely affect the market price of our common stock.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US AND COULD AFFECT OUR STOCK PRICE.

    Delaware law and our certificate of incorporation contain provisions that could delay or make it more difficult for a third party to acquire or obtain control of TNS or could discourage a third party from attempting to acquire or obtain control of TNS. Those provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. Some of those provisions also could make it more difficult for stockholders to effect some corporate actions or could delay or prevent a change in control.

                        MARKET FOR THE COMMON STOCK AND
                          RELATED STOCKHOLDER MATTERS

    Our common stock has been traded on the New York Stock Exchange under the symbol TNI since June 7, 1999. From our initial public offering in April 1994 to June 7, 1999, our common stock was traded on the Nasdaq Stock Market--National Market under the symbol TNSI. The following table reflects the range of high and low closing sale prices for each period indicated as reported by the Nasdaq Stock Market to June 7, 1999 and by the New York Stock Exchange from June 7, 1999 to July 9, 1999. This table reflects inter-dealer prices, without retail mark-up, mark-down or commission.

                                                                               MARKET PRICE FOR
                                                                                 COMMON STOCK
                                                                             --------------------
FISCAL YEAR                                       QUARTER                      HIGH        LOW
------------------------------------------------  -------------------------  ---------  ---------
1997............................................  First                      $   14.63  $    9.63
                                                  Second                     $   16.50  $    9.88
                                                  Third                      $   18.38  $   13.00
                                                  Fourth                     $   22.50  $   15.13

1998............................................  First                      $   21.75  $   16.00
                                                  Second                     $   24.00  $   15.06
                                                  Third                      $   33.75  $   14.00
                                                  Fourth                     $   32.25  $   12.00

1999............................................  First                      $   20.68  $   15.25
                                                  Second                     $   29.25  $   12.81
                                                  Third (through 7/9/99)     $   28.50  $   28.88

    As of March 1, 1999, there were 106 stockholders of record of our common stock, including shares held in street name by various brokerage firms. In addition, we estimate there are approximately 2,200 beneficial owners of our common stock.

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for future growth and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Under a bank revolving credit agreement, we are subject to restrictions regarding paying dividends on our stock.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the common stock by the selling stockholders. The proceeds will be received by the selling stockholders.

                              SELLING STOCKHOLDERS

    The common stock offered by this prospectus was initially issued by us to the shareholders and advisors of TransLine Communications, Inc., on January 13, 1999 in connection with our acquisition of TransLine. A total of 212,650 shares of our common stock were issued. Of that total, 21,265 are being held in escrow in the name of United Bank, the escrow agent, and may not be sold until January 13, 2000.

    The table below shows the number of shares of our common stock beneficially owned by the selling stockholders as of July 6, 1999 and the number of shares offered by the selling stockholders. For purposes of the table, beneficial ownership of shares as of a particular date includes shares that the person has the right to acquire within 60 days after that date.

                                                                                SHARES OWNED          NUMBER OF SHARES
                                                                            BEFORE THE OFFERING           OFFERED
                                                                           ----------------------  ----------------------
NAME                                                                        NUMBER      PERCENT     NUMBER      PERCENT
-------------------------------------------------------------------------  ---------  -----------  ---------  -----------
Kansas Venture Capital...................................................     34,679        0.26      34,679        0.26
Donald R. Brattain.......................................................     24,782        0.19      24,782        0.19
JWH Corporation..........................................................     21,979        0.17      21,979        0.17
Gustave J. Lorenz........................................................     18,943        0.14      18,943        0.14
Other persons holding an aggregate of less than 1%.......................    112,267        0.86     112,267        0.86
                                                                           ---------         ---   ---------         ---
    Total................................................................    212,650        1.62%    212,650        1.62%

    Because the selling stockholders may offer by this prospectus all or some part of the common stock which they own, we cannot estimate as of the date of this prospectus the number of shares of common stock the selling stockholders will actually offer for sale or the number of shares of common stock that the selling stockholders will own after completion of the offering.

                              PLAN OF DISTRIBUTION

    The selling stockholders may sell the common stock offered by this prospectus from time to time directly to purchasers. The selling stockholders may also sell the common stock from time to time to or through underwriters, dealers, brokers or other agents. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders and underwriters, dealers, brokers or other agents may engage in hedging transactions with respect to the common stock. In those transactions, shares of common stock may be sold or delivered to cover short positions resulting from the transactions.

    The common stock offered by this prospectus may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling stockholders or by agreement between the selling stockholders and their underwriters, dealers, brokers or other agents.

    Any underwriters, dealers, brokers or other agents to or through whom common stock offered by this prospectus is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders or from purchasers of common stock for whom they act as agent or to whom they sell as principal, or both. The compensation to a particular underwriter, broker, dealer or other agent may be in excess of customary commissions. In addition, the selling stockholders and any underwriters, dealers, brokers or other agents may be considered underwriters under the Securities Act, and any profits on the sale of common stock by them and any discounts, commissions or concessions received by any of them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders will select any underwriter, broker, dealer or other agent in connection with the sale of the common stock. The underwriters, brokers, dealers or other agents may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business. We cannot presently estimate the amount of any discounts, commissions, concessions or fees. We do not know or any existing arrangements between the selling stockholders and any underwriter, dealer, broker or other agent.

    A prospectus supplement, if required, will be distributed at the time a particular offer of common stock is made. The prospectus supplement will disclose:

    - the number of shares being offered;

    - the offering price;

    - the name of any underwriters, dealers, brokers or other agents;

    - any discounts, commissions and other items of compensation; and

    - any discounts, commissions or concessions allowed or reallowed or paid to dealers.

We will file with the SEC, if required, a prospectus supplement and a post-effective amendment to the registration statement of which this prospectus is a part to disclose additional information with respect to the distribution of the common stock.

    To comply with some states' securities laws, if applicable, the common stock offered by this prospectus may be sold in those states only through brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale in those state or an exemption from registration or qualification is available and complied with.

    We have agreed to pay all of the expenses incurred in connection with the preparation and filing of this prospectus and the related registration statement, including the fees and expenses in connection with the registration or qualification of the common stock offered for sale under state securities laws.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C.

                                    EXPERTS

    The financial statements and related financial statement schedules as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 included in our annual report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this registration statement have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of OmniLink Communications Corporation, included in our Form 8-K filed on July 15, 1998, as amended by Amendment No. 1 filed on September 14, 1998, and incorporated by reference in this registration statement have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements and schedule of AT&T's Transaction Access Service, included in our Form 8-K filed on September 23, 1998, as amended by Amendment No. 1 filed on November 24, 1998, have been audited by PriceWaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect to those financial statements, and are incorporated by reference upon the authority of that firm as experts in giving their reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the information filing requirements of the Securities Exchange Act of 1934 and we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and other information regarding issuers, including TNS, that file electronically with the SEC. The address of that site is http://www.sec.gov.

    Our common stock is traded and listed on the New York Stock Exchange. You may also read our reports, proxy statements and other information we file with the SEC at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, relating to the common stock to be sold under this prospectus. This prospectus does not contain all the information in the registration statement. We have omitted parts of it in accordance with the SEC's rules and regulations. For further information, you should refer to the registration statement including its exhibits and amendments.

    The SEC permits us to incorporate by reference in this prospectus some information that is contained in other documents we file with the SEC. This means that we may disclose important information by referring you to other documents that contain the information, including documents that we file after the date of this prospectus. The information that is incorporated by reference is considered to be part of this prospectus.

    We incorporate by reference the following documents:

    (1) Our annual report on Form 10-K for the year ended December 31, 1998, filed on March 18, 1999;

    (2) Our quarterly report on Form 10-Q for the quarter ended March 31, 1999, filed on May 17, 1999;

    (3) Our Form 8-A filed May 25, 1999;

    (4) The description of the common stock in our registration statement on Form S-1 filed on August 18, 1995;

    (5) Our current report on Form 8-K, filed July 15, 1998, as amended by Amendment No. 1, filed September 14, 1998;

    (6) Our current report on form 8-K, filed September 23, 1998, as amended by Amendment No. 1, filed November 24, 1998; and

    (7) All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

    Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

    At your request, we will provide you without charge a copy of the documents incorporated by reference in this prospectus, including exhibits that are specifically incorporated by reference in the documents. You may request a copy of the documents incorporated by reference by writing or telephoning us at Transaction Network Services, Inc., Attention: Karen Kazmark, at our principal executive offices located at 1939 Roland Clarke Place, Reston, Virginia 20191-1406, telephone number (703) 453-8406.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the fees and expenses payable by the registrant. All amounts other than the SEC registration fee are estimated.

Securities and Exchange Commission registration fee................  $   1,650
Accounting fees and expenses.......................................      5,000
Legal fees and expenses............................................     15,000
Printing and engraving.............................................      1,000
Transfer agent and registrar fees..................................      1,000
Miscellaneous......................................................      1,350
                                                                     ---------
    Total..........................................................  $  25,000
                                                                     ---------
                                                                     ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in that capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Article Fourteenth of the registrant's restated certificate of incorporation, as amended, provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law, and Article Thirteenth provides that the registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

    The registrant has in effect a directors and officers liability insurance policy under which the directors and officers of the registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to specified exclusions.

ITEM 16. EXHIBITS.

     5 Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC concerning legality of securities being registered.

    23 Consents of experts and counsel:

       (a) Arent Fox Kintner Plotkin & Kahn, PLLC (included in Exhibit 5).

       (b) Arthur Andersen, LLP.

       (c) Arthur Andersen, LLP. and

       (d) PriceWaterhouseCoopers, LLP

    24 (a) Power of Attorney: included in Part II.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on the 13 day of July, 1999.

                                TRANSACTION NETWORK SERVICES, INC.

                                BY:          /S/ JOHN J. MCDONNELL, JR.
                                     -----------------------------------------
                                               John J. McDonnell, Jr.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John J. McDonnell, Jr. and John J. McDonnell, III, and each of them his true and lawful attorney-in-fact and agent with power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act and all requirements of the SEC hereby ratifying and confirming all that said attorney-in-fact or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------
  /s/ JOHN J. MCDONNELL, JR.    President and Chief
------------------------------    Executive Officer,            July 13, 1999
    John J. McDonnell, Jr.        Director

     /s/ HENRY H. GRAHAM        Chief Financial Officer
------------------------------    (Principal Financial and      July 13, 1999
       Henry H. Graham            Accounting Officer)

      /s/ JURGEN MANCHOT        Director
------------------------------                                  July 13, 1999
        Jurgen Manchot

    /s/ WILLIAM N. MELTON       Director
------------------------------                                  July 13, 1999
      William N. Melton

  /s/ JOSEPH SQUARZINI, JR.     Director
------------------------------                                  July 13, 1999
    Joseph Squarzini, Jr.

     /s/ HENRY R. NICHOLS       Director
------------------------------                                  July 13, 1999
       Henry R. Nichols

      /s/ PAOLO L. GUIDI        Director
------------------------------                                  July 13, 1999
        Paolo L. Guidi

                                 EXHIBIT INDEX

                                                                                                                    EXHIBIT PAGE
                                                                                                                   ---------------
       5.  Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC regarding validity of securities registered.........

      23.  Consents of experts and counsel.......................................................................

                 (a)  Consent of Arent Fox Kintner Plotkin & Kahn, PLLC: included in exhibit 5...................

                 (b)  Consent of Arthur Andersen, LLP............................................................

                 (c)  Consent of Arthur Andersen, LLP and........................................................

                 (d)  Consent of PriceWaterhouseCoopers, LLP.....................................................

      24.  Power of Attorney: included on signature page.........................................................